Exhibit 19.1

DAVE INC.

INSIDER TRADING POLICY

(Adopted and approved on July 24, 2024)

1.
Purpose

The following sets forth the policy of Dave Inc. (the “Company”) with respect to transactions (as defined below) in the Company’s securities (e.g., Class A common stock, options, warrants and derivative securities), as well as the securities of publicly-traded companies with which the Company has a business relationship, for the purpose of promoting compliance with applicable securities laws by its and its subsidiaries’ directors, officers, employees and designated contractors.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public (commonly referred to as material non-public information, or “MNPI”). These laws also prohibit anyone who is aware of MNPI from disclosing such information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

The penalties for insider trading include civil fines of up to three (3) times the profit gained or loss avoided, and criminal fines of up to $5 million ($25 million for entities) and up to twenty years in jail for each violation. The Securities and Exchange Commission (“SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

Individuals who violate this policy will be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity plans or termination of employment for cause. In addition, if the Company becomes aware of a violation of this policy, the Company may inform the appropriate governmental authorities.

2.
Covered Persons

As a director, officer, employee or designated contractor of the Company or its subsidiaries (each, a “Covered Person”), this policy applies to you. The same restrictions that apply to you additionally apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in the Company’s securities); it also covers venture capital firms and other entities (such as partnerships, trusts and corporations) that are affiliated or associated with you or such persons. You are responsible for making sure that any transaction in securities covered by this policy by you or any of these people or entities complies with this policy.

An affiliate of a person subject to this policy is someone who directly or indirectly controls or is controlled by, or is under common control with, such person. An associate of a person subject to this policy is (i) a corporation or organization (other than the Company or a majority owned subsidiary of the Company) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or (ii) any trust in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity.

Each individual is responsible for the consequences of his or her actions. You are responsible for understanding and complying with this policy. Employees of the Company who violate this policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity plans or termination of employment for cause.

The portions of this policy relating to trading while in possession of MNPI and the use or disclosure of that information to others continue to apply to transactions in the Company’s securities even after termination of employment or association with the Company, if the MNPI was obtained as the result of your role as a Covered Person. If you are aware of MNPI about the Company when your employment or other business relationship with the Company ends, you may not trade in the Company’s securities or disclose the MNPI to anyone else until that information is made public or is no longer material.

3.
Definition of Material Non-Public Information

For purposes of this policy, “material non-public information” or “MNPI” is any material information about a company that has not yet become publicly available.

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect the price of the security is material. The information may be positive or negative. Financial information is frequently material, even if it covers only part of a fiscal period or less than all of the company’s operations, since either of these might convey enough information about the company’s consolidated results of operations to be considered material information. Other common examples of information that may be material include:

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information regarding financial results, financial condition and financial forecasts, including earnings estimates or changes in previously announced earnings estimates;
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significant proposed mergers, acquisitions, investments or divestitures;
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gain or loss of significant customers or suppliers;
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entry into, renewal, termination or changes to material contracts;
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layoffs or restructurings;
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significant cybersecurity incidents or data breaches;
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developments in significant litigation or government investigations;
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public or private debt or equity offerings;
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significant changes in senior management or the board of directors;
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new product or service offerings; or
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capital allocation developments, such as share repurchases and dividends.

It is not possible to define all categories of material information, and you should recognize that the public, the media and the courts may use hindsight in judging what is material. The materiality of particular information is subject to reassessment on a regular basis. Therefore, it is important to “play it safe” and assume information is material if there is any doubt. You may also consult with the Compliance Officer. The “Compliance Officer” means the Company’s Chief Legal Officer or his or her designee; provided that in the event there is no Chief Legal Officer or the Chief Legal Officer or his or her designee is unavailable, the Company’s Chief Financial Officer shall be authorized to serve as the Compliance Officer in the interim or to designate another person as the Compliance Officer.

It should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. You should assume that information that would affect your consideration of whether to trade, or which might tend to influence the price of the security, is material. Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material.

Information is “non-public” if it is not generally known or available to the public. Information may still be non-public even though it is widely known within the Company.

Release of information to the media does not immediately mean the information has become publicly available. Information is considered available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it. Ordinarily, information about the Company should not be considered public until at least one full trading day has passed following its formal release to the market.

4.
Transacting in Securities While in Possession of MNPI Is Prohibited

4.1. You are prohibited from engaging in any transaction in the Company’s securities (including gifts or other transfers without consideration, such as partnership distributions) while aware of MNPI about the Company. It makes no difference whether you relied upon or used MNPI in deciding to trade – if you are aware of MNPI about the Company, the prohibition applies.

This prohibition covers virtually all transactions in securities of the Company. In this regard, the term “securities” includes common stock, options to purchase common stock, debt securities, preferred stock and derivative securities, such as put and call options, warrants, swaps, caps and collars, and the term “transactions” includes purchases, sales, pledges, hedges, loans and gifts of the Company’s securities, as well as other direct or indirect transfers of the Company’s securities. This prohibition extends to trades of the Company’s securities in which you have any “beneficial” or other interest, or over which you exercise investment control, including: (i) transactions in the Company’s securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you; (ii) transactions in the Company’s securities for which you act as trustee, executor or custodian; and (iii) transactions in any other account or investment involving in any way any of the Company’s securities over which you exercise any direct or indirect control.

4.2 For the avoidance of doubt, this prohibition applies to the subsequent sales of the Company’s securities issued pursuant to equity awards, as well broker-assisted sales for the purpose of generating the cash needed to cover the costs of options exercises and/or tax withholding. In addition, your decision to participate in the ESPP and any decision to change your election under the ESPP should not be made while you are in possession of MNPI.

4.3 You are also prohibited from engaging in transactions in securities of other companies with which the Company has a business relationship while aware of MNPI about those companies learned in connection with your role as a Covered Person. Such MNPI may include, but is not limited to, negotiations over mergers, acquisitions, divestitures or renewal or termination of significant contracts or other arrangements.

4.4. These prohibitions do not apply to:

4.4.1. The exercise of stock options or option-like awards if the exercise price is paid in cash or through the Company withholding a portion of the shares underlying the options.

4.4.2. The Company’s withholding of shares underlying equity awards to satisfy tax withholding requirements.

4.4.3 Transactions made pursuant to a valid “10b5-1 plan” meeting the requirements of Section 9 below and Appendix B.

4.4.4 Transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred securities do not change.

4.4.5 The purchase of the Company’s securities under the Employee Stock Purchase Plan.

4.4.6. Transactions in mutual funds that are invested in the Company’s securities.

4.4.7 Transactions otherwise prohibited by this policy if, prior to the transaction, the Compliance Officer determines that the transaction is not inconsistent with the purposes of this policy and exceptional circumstances apply.

The existence of a personal financial emergency does not excuse you from compliance with this policy and will not be the basis for an exception to the policy under Section 4.4.7 or otherwise for a transaction that is not inconsistent with the purposes of the policy.

5.
Disclosure of MNPI is Prohibited; No “Tipping”

You may not disclose MNPI about the Company or any other company with which the Company has a business relationship learned in connection with your role as a Covered Person to others, make recommendations or express opinions to others about investments in or the prospects of the Company or those companies while in possession of this information, or otherwise make unauthorized disclosure or use of this information. Use of such information other than for legitimate business purposes of the Company violates Company policy and the terms of applicable confidentiality agreements. This practice, known as “tipping,” also violates securities laws and can result in the same civil and criminal penalties that apply to insider trading, even if you did not trade and did not gain or intend to gain any benefit from another’s trading or the disclosure or use of such information.

Any written or verbal statement that would be prohibited under the law or under this policy is equally prohibited if made on the internet through electronic bulletin boards, chat rooms, blogs, websites or any other form of social media, regardless of whether Covered Persons use their own name or a pseudonym, including the disclosure of MNPI about the Company or with respect to other publicly-traded companies that you learn through your work with the Company.

6.
Other Prohibited Transactions

You and any person acting on your behalf may not:

6.1 Engage in short sales of the Company’s securities (sales of securities that are not then owned), including “sales against the box” (short sales not exceeding the number of shares already owned).

6.2 Trade in derivatives of the Company’s securities, such as exchange-traded put or call options and forward transactions.

6.3 Purchase any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of the Company’s securities or limit your ability to profit from an increase in the market value of the Company’s securities.

6.4 Hold the Company’s securities in a margin account or pledge the Company’s securities as collateral for a loan unless the pledge has been approved by the Compliance Officer.

6.5 Except under valid 10b5-1 plans meeting the requirements of Section 9 below and Appendix B, establish standing or limit orders for transactions in the Company’s securities for more than three business days, and any such transaction in the Company’s securities must otherwise comply with the restrictions and procedures of this policy.

7.
Blackout Periods; Pre-clearance of Transactions

Except for the transactions described in Section 4.4 hereof:

7.1 No Covered Person may engage in transactions in the Company’s securities during a quarterly blackout period, regardless of whether they are then actually aware of MNPI.

A quarterly blackout period is in effect with respect to each quarterly earnings announcement, starting on the 15th day of the third month of each fiscal quarter (provided, if the fifteenth day of the month is not a business day, then the next business day) and ending when one (1) full trading day has passed following the public announcement of the Company’s quarterly financial results. The Company has selected this period because it is the time when Covered Persons are likely to have MNPI about the Company.

7.2 In addition to quarterly blackout periods applicable to Covered Persons, from time to time the Company or the Compliance Officer may decide to impose an event-specific blackout period company-wide or on those who are aware of particular information that the Company or the Compliance Officer determines to be MNPI. This event-specific blackout period may be imposed in connection with a potential acquisition, a financial analyst conference, anticipated positive or negative earnings announcements, cybersecurity incidents or other material developments. If you are subject to an event-specific blackout period, you may not engage in transactions in the Company’s securities until notified that the blackout period has ended.

The existence of an event-specific blackout will not be generally announced. If you are covered by the event-specific blackout, you will be notified by the Compliance Officer. Any person made aware of an event-specific blackout should not disclose the existence of the blackout to anyone else. If you have any questions about an event-specific blackout period, you should consult the Compliance Officer.

7.3 Pre-clearance of Transactions

7.3.1 Each Restricted Person (attached hereto as Appendix A) must not engage in transactions in the Company’s securities, even at times other than the “quarterly blackout periods” and “event-specific blackout periods” discussed above, without first submitting a request for pre-clearance to the Compliance Officer and having it approved. If you are a Restricted Person, you must submit a request prior to commencing any transaction, including but not limited to sales, purchases, option exercises, gifts or other transactions in the Company’s securities.

If you are a Restricted Person, you will be notified from time to time by the Compliance Officer of the pre-clearance and other procedures applicable to you.

7.3.2 Restricted Persons will be permitted to proceed with a proposed transaction only after the Compliance Officer has pre-cleared it and communicated his/her approval in writing or via e-mail. If you are a Restricted Person and your transaction is pre-cleared in accordance with the policy, you will then have three (3) business days to effect the transaction (or, if sooner, before commencement of a quarterly or other blackout period). However, under no circumstance may you engage in transactions in the Company’s securities while aware of MNPI about the Company, even if pre-cleared. Thus, if you become aware of MNPI after receiving pre-clearance, but before the transaction has been executed, you must not effect the pre-cleared transaction.

7.3.3 The Compliance Officer is under no obligation to approve a request under the pre-clearance procedures provided for under this policy and may determine to reject any request, even if the proposed transaction would not violate the federal securities laws or a specific provision of this policy.

Approval of any request under these pre-clearance procedures does not insulate you from liability under the securities laws. Under the law, the ultimate responsibility for determining whether an individual is aware of MNPI about the Company rests with that individual in all cases.

7.3.4 Covered Persons must also comply with SEC Rule 144, Section 16 of the Exchange Act, and all applicable reporting requirements. As such, in connection with the preclearance process, each Section 16 Person (as defined below) should provide to the Compliance Officer with information showing how the proposed transaction in the Company’s securities complies with SEC Rule 144 and does not result in short swing profits under Section 16 of the Exchange Act. 10b5-1 plans should also include a provision stating that the Section 16 Person will arrange for the electronic filing of any required Form 144 with the SEC via the EDGAR system and authorize the 10b5-1 plan broker to notify the Company of all transaction in Company securities on the Section 16 Person’s behalf to ensure a Form 4 is filed in the required two (2) business days.

7.3.5. The Compliance Officer, in consultation with the Chief Executive Officer and the Chief Financial Officer from time to time, will designate and maintain a list of “Restricted Persons” for purposes of this policy attached hereto as Appendix A. Such persons include the Company’s executive officers and directors, including the Company’s principal accounting officer (if separate from the Company’s principal financial officer) (“Section 16 Persons”), as well as others who are at an enhanced risk of possessing MNPI and who therefore must exercise greater diligence to comply with insider trading prohibitions. This latter category includes certain senior personnel and employees in certain departments, as well as any other employees in a role that makes it likely they will have involvement with MNPI. You will be notified by the Compliance Officer if you are considered a Restricted Person under this policy.

8.
Exceptions

Transactions prohibited by Sections 4, 6, or 7 hereof may be exempted from the prohibitions set forth in this policy if, prior to the transactions, the Compliance Officer determines that the transaction is not inconsistent with the purposes of this policy and exceptional circumstances apply, and communicates a specific, narrow, limited, exception to you in writing.

The existence of a personal financial emergency does not excuse you from compliance with this policy and will not be the basis for an exception to this policy.

9.
10b5-1 Plans

SEC Rule 10b5-1 provides that if an individual sells stock pursuant to a trading plan meeting the requirements of such rule (commonly referred to as “10b5-1 plans”), the individual will have an affirmative defense to an allegation that a trade has been made on the basis of MNPI. Persons who establish written trading plans under this rule in advance of the trade and while not in possession of MNPI can avail themselves of this defense. These plans can be useful in enabling insiders to plan ahead without fear that they might become exposed to MNPI that will prevent them from trading.

Transactions executed under valid pre-approved 10b5-1 plans are not subject to the pre-clearance procedures and trading prohibitions, including the quarterly or event-specific blackout periods, under this policy.

The Compliance Officer has established the guidelines for 10b5-1 plans attached hereto as Appendix B, which may be amended from time to time. For more information about how to establish a 10b5-1 plan and applicable guidelines for the adoption and administration of such plans, please contact the Compliance Officer.

The Compliance Officer is under no obligation to approve any submitted 10b5-1 plan and may determine to reject any plan, even if it complies with SEC Rule 10b5-1(c) and otherwise complies with this policy.

10.
Transactions by the Company

The Company will not transact in its own securities while aware of MNPI relating to the Company or its securities, and any Company transactions in its own securities will be in compliance with applicable securities laws.

11.
Inquiries

Any questions about this policy, its application to a proposed transaction, or the requirements of applicable laws should be directed to the Compliance Officer at complianceofficer@dave.com.

APPENDIX A

DAVE INC.

LIST OF RESTRICTED PERSONS

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All members of Dave Inc. Board of Directors
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Chief Executive Officer
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Chief Financial Officer
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All employees at director level or more senior (including with Sr. Director, VP, GM, “Head” or “Chief” in job title)
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All employees in the Finance Department
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All employees in the Legal and Compliance Department
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Any other employee designated by the Compliance Officer from time to time

APPENDIX B

DAVE INC.

10B5-1 PLAN GUIDELINES

1.
Under certain conditions, Dave Inc.’s Insider Trading Policy (the “Insider Trading Policy”) permits transactions in the Company’s securities by Covered Persons thereunder (“insiders”) pursuant to a written contract, letter of instruction or plan that complies with SEC Rule 10b5-1(c). These 10b5-1 Plan Guidelines provide further guidance for insiders wanting to establish a trading plan in compliance with Rule 10b5-1(c) (the “10b5-1 Plan”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Insider Trading Policy.
2.
10b5-1 Plan Adoption or Modification

The 10b5-1 Plan may only be entered into or modified (i) during an open trading window (e.g., when no quarterly blackout period or event-specific blackout period under the Insider Trading Policy is in effect) and (ii) at a time when the insider is not in possession of material, non-public information (“MNPI”). The 10b5-1 Plan should contain provisions explicitly affirming that, (i) as of the adoption or modification date, the insider is not in possession of any MNPI regarding the Company or its securities, and (ii) the insider is entering into the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade insider trading laws. An insider’s failure to act in good faith with respect to the insider’s 10b5-1 Plan under the Insider Trading Policy, including with respect to modifications and terminations, will cause the plan to no longer comply with Rule 10b5-1 and the Insider Trading Policy and potentially cause the insider’s prior transactions in the Company’s securities thereunder to violate the Insider Trading Policy.

Frequent modifications may suggest that the insider is trading on MNPI under the guise of a 10b5-1 Plan. A modification to an existing 10b5-1 Plan is considered a termination of such 10b5-1 Plan and the adoption of a new 10b5-1 Plan, which requires the application of the requirements set forth in these guidelines that apply to adopting a new plan (for this purpose, a modification includes a modification to the amount, price or timing of the purchase or sale of the securities or a modification to a written formula/algorithm that affects the amount, price or timing of the purchase or sale of the securities).

3.
Company Approval

The 10b5-1 Plan, including any modification or termination thereof, must be submitted to the Compliance Officer for approval and that submission should be made at least five (5) business days before the planned entry, modification or termination. The Compliance Officer will (i) review the 10b5-1 Plan for its compliance with the Insider Trading Policy and these guidelines, (ii) review the 10b5-1 Plan for compliance with SEC Rule 10b5-1(c), and (iii) confirm that transactions under the 10b5-1 Plan are to be consummated through a broker that is acceptable to the Company.

4.
10b5-1 Plan Effective Date

For the members of the Board of Directors of the Company and the Company’s officers for purposes of Section 16 of the Exchange Act, 10b5-1 Plans must be subject to a “cooling off” period pursuant to which no trading may commence after the 10b5-1 Plan is adopted or modified until the expiration of the later of (i) ninety (90) days after the adoption or modification of the 10b5-1 Plan, or (ii) two (2) business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified, not to exceed one hundred and twenty (120) days following adoption of the 10b5-1 Plan.

For other insiders, 10b5-1 Plans must be subject to a “cooling off” period of thirty (30) days after the adoption or modification of the 10b5-1 Plan.

5.
Specific Trading Schedules

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6.1 The Company encourages trading schedules to provide for a pattern of regular trades occurring over time to minimize any inference that the insider sought to exploit MNPI and to avoid occasional high-volume sales that, if they turn out to precede bad news, might be scrutinized by the SEC and private securities class action plaintiffs.

6.2 The Company’s Compliance Officer will approve 10b5-1 Plans only to the extent that the 10b5-1 Plan clearly specifies the amount, pricing and timing of transactions (including by formula or algorithm, which must be straightforward in design and simple to implement). The Compliance Officer has sole discretion to determine if the requirements set forth in this item are met.

6.3 An insider should not enter into a 10b5-1 Plan that is designed to transact the total amount of the Company’s securities subject to the 10b5-1 Plan as a single transaction unless: (i) the insider has not, during the prior twelve-month period, entered into another 10b5-1 Plan of the same design; and (ii) such other 10b5-1 Plan was eligible to receive the affirmative defense under Rule 10b5-1. A single-trade plan is a 10b5-1 Plan that is designed to effect an open market trade of the total amount of securities in a single transaction.

6.
Overlapping Plans

An insider may not enter into more than one 10b5-1 Plan at a time, except as expressly permitted by Rule 10b5-1. Consult with the Compliance Officer to discuss whether any of the exceptions under Rule 10b5-1 may apply, particularly if an insider wishes to enter into a new 10b5-1 Plan under which trades will commence shortly after an existing 10b5-1 Plan would terminate in accordance with its terms. This restriction does not apply to an additional 10b5-1 Plan providing only for eligible sell-to-cover transactions, where the plan provides for sales of securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory stock award.

7.
Plan Suspension & Termination

10b5-1 Plans should include a provision that automatically suspends trading under the plan upon notice of suspension from the Company triggered by certain events. Events contemplated by such notice include underwritten public offerings by the Company and acquisition of the Company.

10b5-1 Plans should also include a provision automatically terminating the plan at some future date. Longer plans are recommended but should, in any event, be at least six (6) months and should not be longer than two (2) years.

In addition, any 10b5-1 Plan must provide for automatic termination in the event of death, a personal bankruptcy filing, the filing of a divorce petition, employment termination (in which case such automatic termination will occur at the beginning of the next open trading window), the last scheduled sale of shares, the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the shares of the Company into shares of another company, or the conversion of the Company’s securities into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part).

While Rule 10b5-1 does not expressly forbid the early termination of a 10b5-1 Plan, the SEC has made clear that once a 10b5-1 Plan is terminated, the affirmative defense may not apply to any trades that were made pursuant to that plan if such termination calls into question whether the good faith requirement was met or whether the plan was part of a plan or scheme to evade Rule 10b-5 under the Exchange Act. The risk associated with terminating a plan increases if the insider promptly engages in market transactions or adopts a new 10b5-1 Plan. Such behavior could arouse suspicion that the insider is modifying trading behavior in order to benefit from MNPI. Accordingly, insiders are encouraged to not terminate 10b5-1 Plans except in unusual circumstances. For similar reasons, insiders are encouraged to avoid frequent modifications of 10b5-1 Plans. As noted above under Section 3 of these guidelines, insiders are required to obtain the Compliance Officer’s prior approval for a termination of any 10b5-1 Plan.

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8.
Trades Outside the 10b5-1 Plan

Adoption of a 10b5-1 Plan does not preclude trading outside of the plan that otherwise is in accordance with the Insider Trading Policy. However, directors and employees should be cognizant of the fact that the Rule 10b5-1 affirmative defense will not apply to such trades outside a 10b5-1 Plan. In addition, under Rule 10b5-1, the director or employee may not have further influence over whether, when or how the trades under the plan are made once the plan is put in place, and therefore their trading outside of the plan must not have direct or indirect influence on the trading instructions under the plan. In other words, securities subject to the plan (e.g., shares underlying unexercised stock options) should not be purchased or sold outside the plan.

9.
Plan Brokers

Unless otherwise approved by the Compliance Officer and Chief Financial Officer, all 10b5-1 Plans must be implemented through a broker included in a list approved by the Compliance Officer. The Compliance Officer may amend this list from time to time.

An insider must not communicate any MNPI about the Company to the broker, or attempt to influence how the broker exercises his or her discretion in any way.

10.
Reporting & Compliance Issues

When a director or executive officer who is required to make Section 16 filings adopts, amends or terminates a 10b5-1 Plan, the Company must disclose certain information in its Quarterly Reports on Form 10-Q and/or Annual Reports on Form 10-K. This information includes the name and title of the director or executive officer, the date of the adoption, amendment or termination of the 10b5-1 Plan, the duration of the 10b5-1 Plan, and the aggregate number of securities to be traded under the 10b5-1 Plan.

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INSIDER TRADING POLICY

ACKNOWLEDGMENT

I certify that I have read, understand and agree to comply with Dave Inc.’s Insider Trading Policy. I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities as necessary to ensure compliance with the Policy. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Policy is termination of my employment, including termination for cause, or if I am a director, removal from the Board.

Date: __________________________ Signature: _________________________

Printed Name: ______________________